Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Global High Yield Corporate Bond ETF (ISHGHYG) iShares iBoxx $ High Yield Corporate Bond ETF (ISHHYLD) iShares iBoxx $ High Yield ex Oil & Gas Corporate Bond ETF (ISHHYXE) iShares Core Total USD Bond Market ETF (ISHIUSB)
BlackRock Funds, BlackRock Global Long/Short Credit Fund (BR-GC) BlackRock Funds II, High Yield Bond Portfolio (BR-HIYLD)
AST BlackRock Global Strategies Portfolio (US High Yield) (PRU-AA-HY) BlackRock Core Bond Trust - High Yield (BHK-HYLD)
BlackRock Multi-Sector Income Trust - High Yield (BIT-HYLD)
BlackRock Limited Duration Income Trust - High Yield (BLW-HYLD) BlackRock Multi-Asset Income - High Yield Portfolio (BR-INC-HY) BlackRock Credit Strategies Income - High Yield (BR-MSBHY)
BlackRock Credit Allocation Income Trust (Preferred Sleeve) (BTZ-PREF) BlackRock High Yield Portfolio of BlackRock Series Fund, Inc (BVA-HI) BlackRock High Yield V.I. Fund (BVA-HY)
BlackRock Debt Strategies Fund, Inc. (DSU)
BlackRock Corporate High Yield Fund, Inc. (HYT)
MIST BlackRock High Yield Portfolio (MIST-HY)
JNL/BlackRock Global Long Short Credit Fund (SMF_CC-GC)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering Commencement:
03-02-2017

Security Type:
BND/CORP


Issuer
BlueLine Rental Finance Corporation & BlueLine Rental, LLC
(2024)

Selling Underwriter
MERRILL LYNCH, PIERCE, FENNER & SMITH Inc.

Affiliated Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of Underwriter(s)
Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Goldman, Sachs & Co., Morgan Stanley & Co., Wells Fargo
Securities, LLC, BMO Capital Markets Corp., Citizens Capital Markets, Inc., MUFG Securities Americas Inc., PNC Capital Markets LLC


Transaction Details
Date of Purchase
03-02-2017

Purchase Price/Share
(per share / % of par)
$100
Total Commission,
Spread or Profit
1.375%

1. Aggregate Principal Amount Purchased (a+b)
$150,000,000

a. US Registered Funds (Appendix attached with
individual Fund/Client purchase)
$107,764,000

b. Other BlackRock Clients
$42,236,000

2. Aggregate Principal Amount of Offering
$1,100,000,000

Fund Ratio [Divide Sum of #1 by #2]Must be less than 0.25
0.13636


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types
(see Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dipankar Banerjee
Date:04-04-2017

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:04-04-2017

Global Syndicate Team Member